Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between William Gray Stream (“Executive”) and CKX Lands, Inc. (“CKX”). CKX and Executive may be referred to in this Agreement as a “Party” or collectively as the “Parties.” This Agreement is executed to be effective July 15, 2020 (the “Effective Date”).

In consideration of the mutual covenants and promises set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CKX and Executive agree as follows:

1.     EMPLOYMENT TERM. CKX hereby employs Executive under the terms of this Agreement commencing on the Effective Date and terminating on the third (3rd) anniversary of the Effective Date (the “Term”), unless Executive’s employment is terminated earlier in accordance with Section 5, below.

2.     DUTIES; NO CONFLICTS.

(a)     Executive shall serve in the position of President and Treasurer of CKX, reporting to CKX’s Board of Directors (“Board”). Executive shall perform duties that are customary and consistent with those positions and duties as the Board may reasonably assign. Throughout Executive’s employment, he will: (i) avoid engaging in any activity that competes with CKX or is contrary to CKX’s best interests; (ii) truthfully and accurately make and maintain all records and reports that CKX may from time to time reasonably require; (iii) account for all CKX funds, records, and property for which Executive has responsibility; and (iv) abide by all company policies and procedures, including without limitation any CKX policy concerning the recoupment of executive compensation, and federal, state, and local laws applicable to his employment and CKX’s business.

(b)     CKX acknowledges that Executive has interests in other businesses, which may engage in similar activities or hold assets similar in nature to those of CKX. Employee represents and warrants that such businesses, listed as Exhibit B hereto, do not compete with CKX (collectively, “Non-Competitive Businesses”). Executive may continue his engagement in the above-listed Non-Competitive Businesses or other future non-competitive business ventures, provided that such engagement does not interfere with Executive’s fiduciary obligations to CKX.

3.     COMPENSATION.

(a)     Executive shall not be entitled to any cash compensation for services provided as President and Treasurer of CKX.

(b)     Executive shall be entitled to equity-based compensation that will be in the form of performance shares and restricted stock units (the “Stock Awards”) that will be granted under the terms of a stock incentive plan (“Stock Plan”) that will be adopted, but only if approved by CKX’s shareholders at CKX’s annual meeting of shareholders in 2021. CKX agrees that the Board will take reasonable and appropriate steps, in good faith, to promote shareholder approval of the Stock Plan. The terms and conditions of the Stock Awards that may be granted to Executive or to others shall be consistent with the provisions set forth in the Schedule of Equity Based Compensation attached hereto as Exhibit A.

4.     EXPENSE REIMBURSEMENTS. CKX shall pay all reasonable and necessary out-of-pocket business expenses Executive or any of the Non-Competitive Businesses incurs on behalf of CKX and submitted by Executive to CKX for reimbursement accompanied by written documentation thereof, in accordance with CKX’s established policies and procedures. Overhead expense incurred by Executive or any Non-Competitive Business is not reimbursable by CKX.

5.     TERMINATION.

(a)     This Agreement and Executive’s employment relationship with CKX may be terminated by Executive or CKX without Cause and without Good Reason at any time, and for any reason not prohibited by law, by providing thirty (30) days written notice to the other Party.

(b)     This Agreement shall automatically terminate on the death of Executive. CKX may terminate this Agreement upon Executive’s Disability for a period of more than ninety (90) consecutive days or one hundred twenty (120) days within any twelve (12)-month period; provided, however, that such termination shall not prejudice Executive’s right to any continuing insurance benefits for which Executive is otherwise eligible, including disability benefits, if any. For purposes of this Agreement, “Disability” shall mean the inability, whether mental or physical, of the Executive to perform his normal job functions, as determined by a medical physician reasonably acceptable to CKX and to Executive or his personal representative in the case of incapacitation.

(c)     CKX may terminate Executive’s employment under this Agreement for “Cause” which shall mean the occurrence of any of the following conduct: (i) Executive’s conviction of felonious or other criminal conduct deemed injurious to the operations, reputation, property, or business interests of CKX; (ii) Executive’s knowing engagement in any acts, or knowing failure to act, causing material harm to the operations, reputation, property, or business interests of CKX; (iii) Executive’s misappropriation of funds or property of CKX; (iv) Executive’s engaging in fraudulent conduct or making misrepresentations of material fact or omissions of material fact necessary to make statements made by Executive not misleading, in each case related to the business of CKX; or (v) Executive’s material breach of this Agreement, following which, if such breach can be cured, Executive fails to complete such cure within thirty (30) days after his receipt of written notice of the breach.

(d)     Executive may terminate his employment under this Agreement for “Good Reason” provided that Executive has provided CKX with notice of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition, and, provided further, that CKX shall then have thirty (30) days to cure such condition. Executive’s termination shall only be deemed to be for Good Reason if CKX has failed to cure the condition during the thirty (30) day cure period, and Executive thereafter resigns within thirty (30) days of the end of such cure period. The following shall constitute “Good Reason”: (i) a reduction in Executive’s compensation granted pursuant to Section 3, above, and Exhibit A, other than pursuant to a written compensation recoupment policy; (ii) a material diminution of Executive’s title, authority, duties, or responsibilities; or (iii) a material breach by CKX of this Agreement.

6.     EFFECT OF TERMINATION.

(a)     In the event that CKX terminates Executive’s employment without Cause, or that Executive terminates his employment with Good Reason, during the Term, (i) a pro rata amount of Executive’s unvested Time Vested Stock Awards shall vest according to the number of months of the vesting period that have elapsed as of the date of termination, plus six months, and any remaining unvested Time Vested Stock Awards shall be forfeited and (ii) Executive’s unvested Performance Stock Awards shall be forfeited.

(b)     In the event that Executive’s employment is terminated with Cause by CKX or Executive voluntarily resigns his employment with CKX without Good Reason, Executive shall not be entitled to any further compensation or vesting of Executive’s Stock Awards and all of Executive’s Stock Awards that have not vested as of the date of termination shall be forfeited.

(c)     In the event this Agreement is terminated based upon Executive’s death or Disability, Executive or Executive’s beneficiaries shall be entitled only to vesting of Stock Awards to the same extent provided in Section 6(a) of this Agreement in the case of termination without Cause or resignation with Good Reason, plus reimbursement for any approved expenses incurred but unpaid.

7.     GOVERNING LAW, FORUM & JURISDICTION. This Agreement shall be construed in accordance with and governed by the laws of the State of Louisiana, without regard to any conflicts of law principles that, if applied, may require application of any other law. The exclusive forum and venue for litigation of any dispute arising from this Agreement shall be a state or federal court of competent jurisdiction located in Calcasieu Parish, Louisiana.

8.     INTERPRETATION & MODIFICATION. This Agreement shall be interpreted according to the plain meaning of its terms and shall not be construed strictly for or against either party to it. This Agreement may not be modified or amended except by a written instrument signed by Executive and the Chairman of the Board and authorized by the Board.

9.     SEVERABILITY. If a court of competent jurisdiction finds any provision(s) in this Agreement to be invalid, void, or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained in the Agreement.

10.     WAIVER. Failure to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of the right or power for all or any other times.

11.     SUCCESSORS, ASSIGNS & THIRD-PARTY BENEFICIARIES. Executive may not delegate or assign any of his rights and obligations under this Agreement without the express consent of the Board. Without the need of any further agreement by Executive, this Agreement shall automatically inure to the benefit of and may be enforced by any and all of CKX’s successors, assigns, affiliates, and third-party beneficiaries of this Agreement’s terms.

12.     INAPPLICABILITY OF OR COMPLIANCE WITH SECTION 409A. It is the intent of CKX and Executive that any taxable payments made to Executive under any provisions of this Agreement shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) under the short-term deferral rule (as set forth in Treasury Regulation Section 1.409A-1(b)(4)) and/or under the separation pay rules (as set forth in Treasury Regulation Section 1.409A-1(b)(9)), or shall be compliant with Code Section 409A by reason of being payable at a fixed time. Notwithstanding the foregoing, CKX does not guarantee that any payment made to Executive pursuant to Section 6 of this Agreement complies with or is exempt from Section 409A of the Code, and neither CKX nor its executives, directors, officers, employees or affiliates shall have any liability with respect to any failure of any payments or benefits provided herein to comply with or be exempt from Section 409A of the Code.

13.     NOTICES. All notices required under this Agreement shall be in writing and shall be deemed given at the time they are hand-delivered, delivered by private courier service, or post-marked for U.S.P.S. certified-mail delivery, and by e-mail to the following:

          To Executive:                           W. Gray Stream

2417 Shell Beach Drive

Lake Charles, LA 70601

gstream@streamcompany.com

          To Company:                            CKX Lands, Inc.

Attn.: Daniel Englander,

Chair, Compensation Committee

127 W. Broad Street

Lake Charles, Louisiana 70601

denglander@ursulainvestors.com

14.     ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between CKX and Executive with respect to the subject matters herein. There are no other agreements, promises, warranties, representations, covenants, or undertakings between the Parties regarding such subject matters, and no other prior or contemporaneous oral or written agreement shall be a binding obligation upon the Parties. This Agreement supersedes all prior agreements, contracts, and understandings, whether written or otherwise, between the Parties.

15.     VOLUNTARY AGREEMENT. The Parties to this Agreement represent that they have read, reviewed, and fully understand all of the Agreement’s provisions, and they confirm by their signatures below that this Agreement is being entered into knowingly and voluntarily.

/s/ William Gray Stream________________          Date: July 13, 2020
William Gray Stream

CKX LANDS, INC.

By: /s/ Lee W. Boyer__________________          Date: July 13, 2020

       Lee W. Boyer, President and Treasurer

EXHIBIT A

Schedule of Equity Based Compensation

The following terms and conditions shall be applicable to any equity based compensation granted to Executive or to others pursuant to the terms of the Stock Plan:

1.     The Stock Plan shall have a number of shares of CKX’s common stock available for grants that represents a minimum of 15.5% of CKX’s outstanding common stock on a fully diluted basis (treating all available shares under the Stock Plan as outstanding) as of the Effective Date of the Agreement;

2.     The Stock Plan will be administered by the Board or by a committee of the Board consisting of directors meeting the independence requirements of the NYSE American stock exchange or such other stock exchange on which the CKX common stock is then listed (“NYSE American”) and created for purposes of acting as the administrator of the Stock Plan (the Board or any administrative committee with responsibility for the Stock Plan is referred to herein as the “Committee”);

3.     The Committee shall have all appropriate discretionary authority with respect to the Stock Plan, including discretion as to the types of equity-based grants to be made, the persons to whom such grants are to be made, the terms and conditions to which any such equity-based grants are made and the number of shares of CKX’s common stock subject to any particular grants;

4.     The Stock Plan shall permit any portion or all of the shares available for grant to be granted to Executive; provided, however, that Executive may recommend to the Committee that a portion of the shares available for grants under the Stock Plan be granted to such other persons that Executive determines to have provided, or may in the future provide, valuable services to CKX, and the terms of the Stock Plan shall include provisions for grants to be made to such other persons, who provide services to CKX but who may not be employees of CKX;

5.     It is generally intended that all grants under the Stock Plan shall be in the form of Stock Awards, although Executive may recommend to the Committee that the Stock Plan permit other forms of equity grants and that such other forms of equity-based grants be made;

6.     Stock Awards that are granted to Executive, or that are granted to others on Executive’s recommendation are anticipated to consist of a mix of time-vested and performance-vested Stock Awards, with the time-vested Stock Awards representing 30% of the total number of Stock Awards granted to any particular grantee, and 70% of the Stock Awards granted to any particular grantee becoming vested on the basis of the performance of CKX;

7.     The Stock Awards that are granted with vesting based on time (the “Time Vested Stock Awards”) will have the following characteristics:

(a)     The vesting schedule shall be based on a three year period, with the beginning of the three year period being the Effective Date of the Agreement without regard to the actual date the Time Vested Stock Awards are granted and without regard to whether granted to Executive or to any other person on Executive’s recommendation; provided, however, that (i) the vesting of Executive’s Time Vested Stock Awards shall accelerate in the circumstances set forth in and in accordance with Section 6(a) and Section 6(c) of the Agreement; (ii) if Executive is terminated without Cause or resigns for Good Reason, the vesting of Time Vested Stock Awards of grantees other than Executive shall accelerate on the same basis as Executive’s Awards accelerate under Section 6(a) of the Agreement; and (iii) if there is a change in control event of CKX (as that term will be defined in the Stock Plan) (a “Change in Control”), a pro rata amount of each grantee’s unvested Time Vested Stock Awards shall vest according to the number of months of the vesting period that have elapsed as of the date of such event or termination, plus six months.

(b)     The normal vesting schedule will be as follows:

(i)     On the first anniversary of the Effective Date of the Agreement, the Time Vested Stock Awards shall become vested as to 19.05% of the Time Vested Stock Awards;

(ii)     On the second anniversary of the Effective Date of the Agreement, the Time Vested Stock Awards shall become vested as to an additional 33.33% of the Time Vested Stock Awards; and

(iii)     On the third anniversary of the Effective Date of the Agreement, the remaining Time Vested Stock Awards shall become vested;

8.     The Stock Awards that are granted with vesting based on performance (the “Performance Stock Awards”) shall vest on the basis of the following stock price vesting targets, and the vesting percentages shall apply to all Performance Stock Awards, without regard to the actual date the Performance Stock Awards are granted and without regard to whether granted to Executive or to any other person on Executive’s recommendation:

(a)     If the closing price of CKX’s common stock on the NYSE American equals or exceeds $9.50 for at least three consecutive trading days during the first year of the three year period measured from the Effective Date, CKX shall issue to the grantee a number of shares of common stock equal to 11.27% of the grantee’s Performance Stock Awards;

(b)     If the closing price of CKX’s common stock on the NYSE American does not equal or exceed $9.50 for at least three consecutive trading days during the first year, but does reach this level for at least three consecutive trading days in the second year of the three year period measured from the Effective Date, CKX shall issue to the grantee a number of shares of common stock equal to 8.12% of the Performance Stock Awards;

(c)     If the closing price of CKX’s common stock on the NYSE American does not equal or exceed $9.50 for at least three consecutive trading days during the first or second year, but does reach this level for at least three consecutive trading days in the third year of the three year period measured from the Effective Date, CKX shall issue to the grantee a number of shares of common stock equal to 4.87% of the Performance Stock Awards;

(d)     If the closing price of CKX’s common stock on the NYSE American equals or exceeds $10.50 for at least three consecutive trading days at any time while the Performance Stock Awards are outstanding, CKX shall issue to the grantee a number of shares of common stock equal to an additional 18.47% of the Performance Stock Awards (in addition to any shares that may have been issued pursuant to Section 8(a), (b) or (c), as the case may be);

(e)     If the closing price of CKX’s common stock on the NYSE American equals or exceeds $11.50 for at least three consecutive trading days at any time while the Performance Stock Awards are outstanding, CKX shall issue to the grantee a number of shares of common stock equal to an additional 16.86% of the Performance Stock Awards (in addition to any shares that may have been issued pursuant to Section 8(a), (b) or (c), as the case may be, and pursuant to Section 8(d));

(f)     If the closing price of CKX’s common stock on the NYSE American equals or exceeds $13.00 for three consecutive trading days at any time while the Performance Stock Awards are outstanding, CKX shall issue to the grantee a number of shares of common stock equal to an additional 22.37% of the Performance Stock Awards (in addition to any shares that may have been issued pursuant to Section 8(a), (b) or (c), as the case may be, and pursuant to Sections 8(d) and (e)); and

(g)     If the closing price of CKX’s common stock on the NYSE American equals or exceeds $15.00 for three consecutive trading days at any time while the Performance Stock Awards are outstanding, CKX shall issue to the grantee a number of shares of common stock equal to an additional [31.03]% of the Performance Stock Awards (in addition to any shares that may have been issued pursuant to Section 8(a), (b) or (c), as the case may be, and pursuant to Sections 8(d), (e) and (f)).

9.     Any Stock Awards of any grantee that are not vested as of the date of any termination of employment or service with CKX of either the grantee or the Executive shall be forfeited, except to the extent accelerated vesting is provided for (as in the case of termination of Executive without Cause, as to Time Vested Stock Awards);

10.     The Committee may take whatever action it deems necessary or desirable with respect to any unvested Stock Awards that do not vest automatically in the event of a Change in Control, provided that the Committee gives each grantee an opportunity to take appropriate action with respect to such unvested awards if the Committee’s action would limit the grantee’s rights.

11.     The applicable Stock Award agreements and/or the Stock Plan shall provide for settlement of all vested Stock Awards to be made in the form of the issuance of shares of CKX common stock corresponding to the number of vested Stock Awards, with issuance of such shares to be made no later than sixty days following the date such Stock Awards became vested; provided, however, that issuance of such shares shall be subject to the grantee entering into appropriate arrangements with CKX so as to provide CKX with sufficient cash to pay any required withholding for federal, state and/or local income and wage taxes.

EXHIBIT B

WILLIAM GRAY STREAM’S OTHER BUSINESS INTERESTS

●	Matilda Stream Management, Inc. – President
●	Stream Family Limited Partnership – Authorized Agent
●	Stream Family Trust, LLC – Authorized Agent
●	Stream Wetland Services, LLC – Authorized Agent
●	Sierra Pelican, LLC - Manager
●	M-Heart Corporation – Vice President
●	Graywood, LLC – Authorized Agent
●	Gray Plantation, LLC – Authorized Agent
●	Stream Investment Holdings, LLC – Authorized Agent
●	Stream Investment Holdings II, LLC – Authorized Agent
●	Matilda Geddings Gray Foundation – Vice President and Trustee
●	Graystoke, Inc. – President
●	Placid Indemnity Company, Inc. – President
●	Placid Investments, LLC – Manager
●	Stream Environmental, LLC – Manager
●	Gulf Coast Sequestration, LLC – Manager
●	Hominy Hill, LLC – Manager
●	Pine Seed Capital, LLC – Manager
●	Solo Carnes, LLC – Manager
●	Air Chuck, LLC – Manager
●	YYT, LLC – Manager
●	Waitr Holdings Inc. – Board Member, Chairman of Audit Committee, and Member of Compensation Committee and Corporate Governance and Nominating Committee